Consent of Independent Registered Public Accounting Firm

We consent to the use in this Pre-Effective Amendment No. 1 on Form 1-A of MacKenzie Realty Capital, Inc. of our report dated September 27, 2024, relating to the consolidated financial statements of MacKenzie Realty Capital, Inc. We also consent to the reference to us under the heading “Independent Auditors” in such Offering Statement.
/s/ Moss Adams LLP
Campbell, California
December 23, 2024